Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-280782, 333-269689, 333-261710, and 333-219972) on Form S-8, and (Nos. 333-279125, 333-274562 and 333-267206) on Form S-1 of our report dated March 30, 2026, with respect to the consolidated financial statements of Avenue Therapeutics, Inc. and subsidiary.

/s/ KPMG LLP

New York, New York

March 30, 2026